UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 3, 2008 (February 27, 2008)
BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
389-A Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)
(615) 844-1280
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2008, BioMimetic Therapeutics, Inc. (the “Company”) entered into a new employment agreement (“Employment Agreement”) with Dr. Samuel E. Lynch, the Company’s President and Chief Executive Officer. The Employment Agreement provided for Dr. Lynch to continue serving as the Company’s President and Chief Executive Officer from January 1, 2008 through December 31, 2012. On January 1, 2013 and each January 1 thereafter, Dr. Lynch’s employment period will be extended for an additional one-year period unless either party gives notice of non-extension at least 90 days prior to any such anniversary.
The Employment Agreement provided for the Company to pay Dr. Lynch (a) an annual base salary of $410,000, subject to increase at the discretion of the Company’s Board of Directors, and (b) an annual incentive cash bonus based upon the satisfactory performance of annual goals, as may be granted by the Company’s Board of Directors or Compensation Committee. Dr. Lynch also received an option to acquire one percent (1%) of the Company’s common stock on a fully diluted basis, vesting upon the earlier of Company’s receipt of FDA approval of an orthopedic PDGF product or December 31, 2012.
If the Employment Agreement is terminated (a) without cause by the Company, (b) by Dr. Lynch for good reason, or (c) by the Company electing not to renew, then the Company will provide Dr. Lynch with his base salary for eighteen months and with reimbursement for group medical insurance premiums for himself and his dependents for the 18-month period immediately following his termination. Furthermore, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the date of his termination. If the Employment Agreement is terminated (x) for cause, (y) for breach by Dr. Lynch, or (z) for expiration of the period of employment as a result of Dr. Lynch giving notice of non-extension, then no other payments will be made or benefits provided by the Company.
During the term of the Employment Agreement and for a period of 12 months thereafter, Dr. Lynch will not engage, directly or indirectly, in any business activity or enterprise in which the Company is engaged at the date of his termination.
In the event there is a change in control during the term of the Employment Agreement and (a) within the twelve month period following such event Dr. Lynch is terminated without cause or resigns for good reason, (b) the Company elects not to renew the Employment Agreement, or (c) within three months prior to a change in control Dr. Lynch is terminated without cause or resigns for good reason, then the Company shall pay to Dr. Lynch in a lump sum 150% of his base salary and most recent annual incentive award. In addition, the Company shall pay Dr. Lynch upon such termination or resignation, in exchange for Dr. Lynch agreeing to not solicit any of the then current customers or employees of the Company for a period of twelve months following his termination of employment, a lump sum payment of twelve months of his base salary plus an amount equal to 100% of the most recent annual incentive award. In addition, all unvested stock options and restricted stock held by Dr. Lynch shall be deemed fully vested and immediately exercisable on the date of such change in control.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
	By:	/s/ Earl Douglas
		Name:	Earl Douglas
Date: March 3, 2008		Title:	General Counsel